Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. INCREASES DIVIDEND BY 16.7 PERCENT

ATLANTA, GEORGIA, January 28, 2014: Rollins, Inc., a premier global consumer and commercial services company (NYSE:ROL), announced that the Board of Directors approved a 16.7% increase in the Company’s quarterly cash dividend. The increased regular quarterly cash dividend of $0.105 per share will be payable March 10, 2014 to stockholders of record at the close of business February 10, 2014. This marks the twelfth consecutive year the Board has increased its dividend a minimum of 12% or greater.

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.